Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 21, 2014 with respect to the historical statements of revenues and certain direct operating expenses of Village Green of Ann Arbor for the years ended December 31, 2013 and 2012, which is included by reference in this Registration Statement on Form S-3 (the “Registration Statement”) and the related prospectus of Bluerock Residential Growth REIT, Inc.  We hereby consent to the use of the aforementioned report in this Registration Statement and the related prospectus and to the reference to our firm under the caption “Experts.”

/s/ Plante & Moran, PLLC

East Lansing, Michigan

January 13, 2016